NEWS RELEASE

COMERICA INCREASES AVAILABLE BORROWINGS
UNDER AMENDED CREDIT FACILITIES

Includes Reduction of Interest Rates; Establishment of Certain Financial and Non-financial
Covenants; and $1 Million of Additional Mid-Quarter Borrowing Capacity

IRVINE, CA (May 7, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, announced today that Comerica Bank has increased BIOLASE’s® credit facility agreements (the “Credit Agreements”) from $8 million to $10 million, decreased both the domestic and Ex-Im interest rates, established financial and non-financial covenants for the year ending December 31, 2013, and added $1 million of additional mid-quarter borrowing flexibility.

Fred Furry, Chief Operating Officer and Chief Financial Officer said, “We are very pleased with the terms established for the second year of our credit facility and thankful for the relationship we have developed with Comerica Bank. Management has worked diligently throughout the turnaround and the amendment to our Credit Agreements highlights Comerica Bank’s confidence in the changes we have made and illustrates their belief in BIOLASE’s future potential.”

The amended Credit Agreement increased the borrowings against certain domestic accounts receivable and inventory (the “Domestic Revolver”) from $4 million to $6 million, for a combined aggregate commitment of borrowings up to $10 million. The interest rates on the outstanding principal balance of the Credit Agreements will bear interest at annual percentage rates equal to Comerica Bank’s prime rate, plus 2.00% for the Domestic Revolver and 1.50% for the Ex-Im Revolver, a reduction of 1.00% and 0.50% in the interest rates of the Domestic and Ex-Im Revolvers, respectively. In addition, the amended Credit Agreement will provide for $1 million of additional borrowings against inventory for 30 days during the middle of a quarter.

The lines of credit mature on May 1, 2014, at which date any remaining borrowings and accrued interest under the lines of credit become due and payable. As of March 31, 2013, the Company had outstanding borrowings totaling approximately $3.3 million, which included $1.8 million under the Domestic Revolver and $1.5 million under the Ex-Im Revolver.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets lasers in dentistry and medicine and also markets and distributes dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate over 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 22,500 lasers.

Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase® and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, Linkedin at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700